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EXHIBIT 99.1

Contacts
Media
Ana Kapor
650.638.6227
kapora1@appliedbiosystems.com

Investors	European Media and Investors
Linda Greub	David Speechly, Ph.D.
650.554.2349	(+) 44.207.868.1642
greublm@appliedbiosystems.com	speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS SECOND QUARTER
FISCAL 2004 EARNINGS PER SHARE OF 25 CENTS

FOSTER CITY, CA, January 28, 2004– Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today reported that earnings per share were $0.25 for the second quarter of fiscal 2004, compared to $0.14 in the prior year quarter. Included in these amounts were the following per share items: gains totaling $0.02 during the second quarter of fiscal 2004 from the sale of investments and a reduction in severance costs previously recorded during the second quarter of fiscal 2003; and charges totaling $0.11 for asset write-offs, severance costs, and office closures during the second quarter of fiscal 2003. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group Common Stock.

Net income in the second quarter of fiscal 2004 was $52.4 million, compared to $29.2 million, including charges of $23.4 million for the items discussed above, in the prior year quarter. The effective tax rate for the second quarter of fiscal 2004 was 28 percent versus 26 percent in the prior year quarter. The net effect of foreign currency on net income during the second quarter of fiscal 2004 was a benefit of approximately $2 million, or $0.01 per share. Operating income in the second quarter of fiscal 2004 was $63.3 million, compared to $33.9 million, including charges of $33.8 million noted above, in the prior year quarter.

Net revenues for the Group for the second quarter of fiscal 2004 were a record $458.4 million, 3 percent above prior year quarter revenues of $444.7 million. The net effect of foreign currency increased net revenues in the second quarter of fiscal 2004 by approximately $12 million, or 3 percent. Fiscal 2003 second quarter revenues included $6.7 million for a genetic analysis technology license.

During the second quarter of fiscal 2004, revenues from instrument sales increased 4 percent to $235.1 million from prior year quarter revenues of $225.9 million. This increase was due to instrument sales growth in each of Applied Biosystems’ three major product categories (DNA Sequencing, SDS and Other Applied Genomics, and Mass Spectrometry), which more than offset the decrease in instrument sales primarily in the Other Product Lines product category.

Revenues from sales of consumables in the second quarter of fiscal 2004 were $149.4 million, 4 percent above prior year quarter revenues of $144.0 million. This increase was due to growth in sales of SDS and Other Applied Genomics consumables, and, to a lesser degree, growth in sales of DNA Sequencing consumables, which more than offset the declines in consumables sales in the other three product categories. Revenues from other sources, including service and support, royalties, licenses, and contract research, declined one percent to $73.9 million from $74.8 million in the prior year quarter, primarily due to a decline in technology license fees, partially offset by an increase in service and support revenues.

Gross margin in the second quarter of fiscal 2004 was 51.5 percent, compared to 49.2 percent in the prior year quarter. Special charges reduced gross margin in the second quarter of fiscal 2003 by $9.5 million, or 2.2 percentage points.

Selling, general, and administrative expenditures in the second quarter of fiscal 2004 increased 11 percent to $112.6 million from $101.5 million in the prior year quarter. This increase resulted from a number of factors, including increased legal fees, increased insurance and pension costs, and increased spending on the development of and enhancements to the Applied Biosystems myScienceSM virtual research community and e-commerce website (collectively known as the Applied Biosystems Portal). Research, development, and engineering expenditures in the second quarter of fiscal 2004 were $60.7 million, 3 percent above prior year quarter expenditures of $59.2 million. This increase primarily reflects increased support for new product introductions, partially offset by the completion of funding for the Applera Genomics Initiative and the associated reduction in personnel announced in December 2002.

Operating margin in the second quarter of fiscal 2004 was 13.8 percent, compared with 7.6 percent in the same period a year ago. Special charges reduced operating margin in the second quarter of fiscal 2003 by 7.6 percentage points.

“Despite an uncertain outlook for government funding of life science research, we continue to expect improved revenue and earnings performance in the second half of this fiscal year compared to the prior year period,” said Tony L. White, Chief Executive Officer, Applera Corporation. “This expectation is based on a strong outlook for Sequence Detection Systems (SDS) and mass spectrometry products, as well as the contribution expected from new functional genomics products to be released in the coming months.”

Commenting on fiscal 2004 second quarter performance, Michael W. Hunkapiller, Ph.D., President, Applied Biosystems said, “Revenue growth in the quarter was driven by strength in both the SDS and Other Applied Genomics and Mass Spectrometry product categories. Revenues in the SDS and Other Applied Genomics product category increased 22 percent, reflecting the widening use of these products for gene expression and genotyping in both basic biological research and drug discovery and development. During the second quarter, we received positive feedback from customers testing our new functional genomics products, including: the Applied Biosystems Expression Array System, the SNPlex™ System for ultra high throughput genotyping, and the VariantSEQr™ Resequencing System for discovery of genetic variations and their association with disease.”

“In Mass Spectrometry, revenues increased 12 percent, driven primarily by the strength of proteomics systems sales, including sales of the QSTAR XL LC/MS/MS System and the 4700 Proteomics Discovery System with TOF/TOF™ Optics,” Dr. Hunkapiller added. “During the quarter, the manufacturing capabilities of the Applied Biosystems/MDS Sciex Joint Venture for the 4000 Q TRAP® LC/MS/MS System remained constrained, and demand for the system increased. As a result, we finished the quarter with a substantial backlog of orders for the systems. At this point, we anticipate we will be able to fully meet demand for the system by the end of the current quarter.”

“The U.S. Congress passed, and the President signed, the spending bill that included the National Institutes of Health (NIH) budget for the Government’s 2004 fiscal year only last week. During the second quarter, NIH grantees received annual funding on a monthly basis and at the prior year level. While one of our large-scale genome center customers was able to secure alternative short-term funding, we believe this monthly release of funds at the prior year level negatively impacted our sales of capital equipment during the second quarter. In Europe, difficult economic conditions in certain countries, most notably Germany and France, continued to negatively impact government funding for life science research. We believe this constrained level of government funding negatively impacted our second quarter sales,” Dr. Hunkapiller said.

For the first six months of fiscal 2004, the Group reported net revenues of $841.1 million compared to $840.6 million in the same period in the prior year. The net effect of foreign currency increased net revenues in fiscal 2004 by approximately $18 million, or 2 percent.

Revenues from instrument sales declined 2 percent to $407.3 million from $414.9 million reported for the prior year period. This decrease was primarily due to a decline in sales of the Applied Biosystems 3730xl DNA Analyzer to large-scale genome centers, which more than offset the growth in SDS and Other Applied Genomics instrument sales and Mass Spectrometry instrument sales. Revenues from sales of consumables were $289.1 million, 2 percent above the $282.4 million reported for the prior year period. The increase resulted from growth in sales of SDS and Other Applied Genomics consumables, which more than offset declines in consumables sales in each of the other product categories. Revenues from other sources, including service and support, royalties, licenses, and contract research, increased 1 percent to $144.7 million from $143.3 million in the prior year. This increase resulted primarily from higher service and support revenues, which were partially offset by lower technology licensing fees.

Earnings per share from continuing operations in the first six months of fiscal 2004 were $0.41 compared to $0.30 in the same period last year. Included in these amounts were the following per share items: gains totaling $0.03 during the first six months of fiscal 2004 from the sale of investments and the reduction in severance costs previously recorded during the second quarter of fiscal 2003; and charges totaling $0.11 for asset write-offs, severance costs, and office closures recorded during the first six months of fiscal 2003. For the first six months of fiscal 2004, net income per share was also $0.41, compared to $0.22 in the same period last year. Results for the first six months of fiscal 2003 included a net loss of $0.08 per share from discontinued operations. The net effect of foreign currency on fiscal 2004 six-month net income was a benefit of approximately $4 million, or $0.02 per share.

Six-month operating income for fiscal 2004 was $105.4 million versus $77.2 million in the prior year period. Special charges reduced fiscal 2003 six-month operating income by $33.8 million. Fiscal 2004 six-month income from continuing operations was $85.8 million compared to $63.4 million in the previous year period. Special charges reduced both six-month income from continuing operations and net income by $23.4 million in fiscal 2003. Fiscal 2003 net income was $47.0 million, which included a $16.4 million loss from discontinued operations. The six-month effective tax rate for fiscal 2004 was 28 percent versus 27 percent in the prior year period.

Applied Biosystems Outlook
At this time, the Group believes demand from commercial customers should improve during the remainder of fiscal 2004. However, the Group believes a number of issues relating to government funding for life science research exist that have the potential to negatively impact fiscal 2004 second-half financial results. While the Group does not expect the funding situation in Europe to change significantly in the near-term, the Group is increasingly cautious about the situation in Japan. The Group now expects the transition of universities to Independent Administrative Agencies will lead to lower than previously expected sales in Japan during the remainder of fiscal 2004. In the U.S., Congress recently approved, and the President signed, the spending bill that included the fiscal 2004 NIH budget. However, previous experience suggests that the lag time between approval and the Group’s U.S. academic customers’ receipt of their annual grant funds can delay customer purchases.

Despite these funding constraints, the Group forecasts single digit annual revenue growth for fiscal 2004, consistent with the Group’s prior guidance. For the second half of fiscal 2004, the Group expects revenue growth to be driven by new product sales. The Group expects fiscal 2004 annual earnings per share growth at a rate equal to or slightly above annual revenue growth.

During fiscal 2004, the Group expects each of the three product types – instruments, consumables, and other sources – to generate annual revenue growth. Regarding fiscal 2004 annual revenue growth for the five product categories, the Group expects both the SDS and Other Applied Genomics product category and the Mass Spectrometry product category to generate annual revenue growth. The Group does not expect any significant change in the absolute level of annual revenue generated by either the Core DNA Synthesis and PCR product category or the Other Product Lines category during fiscal 2004. Finally, for the DNA Sequencing product category, the Group expects annual revenue to decline modestly during fiscal 2004, primarily as a result of more modest sales of the 3730xl system to large-scale genome centers and, to a lesser degree, a decline in sequencing consumables sales.

The Group presently estimates that the fiscal 2004 annual gross margin will be approximately equal to that of fiscal 2003. The Group expects annual selling, general and administrative expense to increase as a percent of total revenues during fiscal 2004 due to a number of factors, including expenses associated with Applera’s legal actions with F. Hoffmann-La Roche Ltd. and the expected commencement in March 2004 of a patent infringement trial involving MJ Research, Inc. Additional factors include: costs associated with the development of, and enhancements to, the new Applied Biosystems Portal; and increased insurance and pension costs. The Group expects total annual research, development, and engineering expenditures for fiscal 2004 to be approximately equal to those in fiscal 2003.

The Group expects the effective tax rate for fiscal 2004 to be approximately 28 percent. Future tax legislation may repeal or replace the existing U.S. export tax regime, as well as significantly change other international tax provisions of the Internal Revenue Code. Such changes may result in a change in the effective tax rate for the Group.

For the fiscal third quarter, the Group anticipates earnings per share will be slightly above prior year quarter results. This forecast includes the expected legal expenses related to the trial discussed above.

Capital spending in fiscal 2004 is anticipated to be within the range of $70-80 million.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture
Celera Diagnostics is a 50/50 joint venture between Applied Biosystems and Celera Genomics. End-user sales of products manufactured by Celera Diagnostics, which are marketed primarily by Abbott Laboratories, were $10.4 million in the fiscal second quarter 2004, compared to $5.0 million in the year-earlier quarter. This increase was primarily due to continued growth in sales of cystic fibrosis analyte specific reagents (ASRs), and to a lesser extent, of products for infectious disease testing.

Fiscal second quarter 2004 reported revenues increased to $11.0 million, compared to $7.8 million in the same quarter last year. Reported revenues consist primarily of equalization payments from Abbott Laboratories resulting from the profit-sharing alliance between Abbott and Celera Diagnostics. Equalization payments fluctuate from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. The pre-tax loss for the fiscal second quarter 2004 decreased to $9.3 million, compared to $9.9 million in the same quarter last year. Net cash used was $14.0 million in the quarter, compared to $11.5 million in the fiscal second quarter 2003.

For the six months ended December 31, 2003, end-user sales of products manufactured by Celera Diagnostics more than doubled to $19.5 million, compared to $8.9 million for the first half of fiscal 2003. These increases were primarily due to increased demand for cystic fibrosis ASRs. Reported revenues increased to $19.6 million from $10.8 million in the same period last year. Pre-tax losses for the period decreased to $21.4 million from $23.2 million in the year-ago period. Net cash used for the period was $28.7 million, compared to $27.5 million in the first half of fiscal 2003.

“We are on track to meet our commercial and scientific goals for the fiscal year. We are delivering sales growth, lower net losses, and a steady stream of scientific findings that create product opportunities for Celera Diagnostics and potential therapeutic value for Celera Genomics,” said Kathy Ordoñez, President, Celera Diagnostics. “We intend to maintain these positive trends and to unveil additional discoveries while developing new diagnostic products.”

Over the past three months, Celera Diagnostics and its collaborators have presented selected results from three genomic studies, including findings regarding risk of distant metastasis in breast cancer, interferon responsiveness in hepatitis C patients, and Alzheimer’s disease. Communication of further scientific findings is planned for the coming months, including the presentation of additional study results related to risk for myocardial infarction and interferon responsiveness in hepatitis C patients.

Celera Diagnostics Joint Venture Outlook

For fiscal 2004, end-user sales of products manufactured by Celera Diagnostics and marketed primarily through the alliance with Abbott Laboratories are expected to approximately double to a range of $45 to $50 million. Celera Diagnostics anticipates fiscal 2004 pre-tax losses decreasing to a range of $38 to $44 million, and fiscal 2004 net cash use decreasing to a range of $46 to $52 million, including capital spending of up to $5 million. This outlook assumes continued demand growth for current products, such as ASRs for cystic fibrosis and products for infectious disease testing.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Diagnostics	11:45 a.m.
•	Celera Genomics Group	12:00 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code “Applera”) at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should go to the “Investors & Media” section of www.applera.com, or go to the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on January 28 until February 8, 2004. Interested parties should call 706.645.9291 and enter conference ID 4886029.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group (NYSE: ABI) serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2003. The Celera Genomics Group (NYSE:CRA), located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery System™ online platform, marketed exclusively by Applied Biosystems, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technologies; (5) the risk of earthquakes, which could interrupt Applied Biosystems’ or Celera Diagnostics’ operations; (6) uncertainty of the availability to Applied Biosystems or Celera Diagnostics of intellectual property protection, limitations on the ability of Celera Diagnostics to protect trade secrets, and the risk to Applied Biosystems and Celera Diagnostics of infringement claims; (7) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (8) Celera Diagnostics’ reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (9) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (10) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (11) the uncertainty that Celera Diagnostics’ products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (12) Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (13) legal, ethical, and social issues which could affect demand for Celera Diagnostics’ products; (14) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (15) Applied Biosystems’ and Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of some of their products; (16) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (17) intense competition in the industry in which Celera Diagnostics operates; and (18) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2004. Applera Corporation. All Rights Reserved. AB (Design), Applera, Celera, Celera Diagnostics, Celera Discovery System, Celera Genomics, myScience, SNPlex, TOF/TOF, and VariantSEQr are trademarks and Applied Biosystems is a registered trademark of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Q TRAP is a registered trademark of Applied Biosystems/MDS SCIEX, which is a joint venture between Applera Corporation and MDS Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2003	2002	2003	2002

Net revenues	$458.4	$444.7	$841.1	$840.6
Cost of sales	222.4	225.8	408.7	419.1

Gross margin	236.0	218.9	432.4	421.5
Selling, general and administrative	112.6	101.5	207.3	199.8
Research, development and engineering	60.7	59.2	120.3	120.2
Other special charges	(0.6)	24.3	(0.6)	24.3

Operating income	63.3	33.9	105.4	77.2
Gain on investments, net	6.4		7.5
Interest income, net	3.2	3.0	6.2	6.2
Other income (expense), net	(0.1)	2.5	0.1	3.5

Income before income taxes	72.8	39.4	119.2	86.9
Provision for income taxes	20.4	10.2	33.4	23.5

Income from continuing operations	52.4	29.2	85.8	63.4
Loss from discontinued operations, net of income taxes				(16.4)

Net income	$52.4	$29.2	$85.8	$47.0

Income from continuing operations per share
Basic and diluted	$0.25	$0.14	$0.41	$0.30
Loss from discontinued operations per share
Basic and diluted	$—	$—	$—	$(0.08)
Net income per share
Basic and diluted	$0.25	$0.14	$0.41	$0.22

Average common shares outstanding
Basic	206,895,000	209,084,000	207,618,000	208,956,000
Diluted	211,581,000	210,606,000	211,586,000	210,333,000

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended
	December 31,
	2003	2002*	Change

DNA Sequencing	$170.4	$174.8	-3%
% of total revenues	37%	39%
SDS & Other Applied Genomics	104.3	85.4	22%
% of total revenues	23%	19%
Mass Spectrometry	103.4	92.6	12%
% of total revenues	23%	21%
Core DNA Synthesis & PCR	51.3	51.9	-1%
% of total revenues	11%	12%
Other Product Lines	29.0	40.0	-28%
% of total revenues	6%	9%

Total	$458.4	$444.7	3%

* The three months ended December 31, 2002, include reclassifications from Other Product Lines of $1.1 million to Mass Spectrometry and $0.1 million to SDS and Other Applied Genomics.

	Six months ended
	December 31,
	2003	2002**	Change

DNA Sequencing	$295.4	$324.1	-9%
% of total revenues	35%	39%
SDS & Other Applied Genomics	198.4	168.9	17%
% of total revenues	24%	20%
Mass Spectrometry	185.9	176.7	5%
% of total revenues	22%	21%
Core DNA Synthesis & PCR	102.4	100.9	1%
% of total revenues	12%	12%
Other Product Lines	59.0	70.0	-16%
% of total revenues	7%	8%

Total	$841.1	$840.6	-%

** The six months ended December 31, 2002, include reclassifications from Other Product Lines of $1.8 million to Mass Spectrometry and $0.2 million to SDS and Other Applied Genomics.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Three Months Ended December 31, 2003
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$458.4	$19.2	$11.0		$(3.3)	$485.3
	Cost of sales	222.4	3.7	6.3		(1.7)	230.7

	Gross margin	236.0	15.5	4.7		(1.6)	254.6
	Selling, general and administrative	112.6	7.2	3.4			123.2
	Research, development and engineering	60.7	25.2	10.6		(1.6)	94.9
	Amortization of intangible assets		0.7				0.7
	Other special charges	(0.6)					(0.6)

	Operating income (loss)	63.3	(17.6)	(9.3)		—	36.4
	Gain on investments, net	6.4	0.1				6.5
	Interest income, net	3.2	2.6				5.8
	Other income (expense), net	(0.1)	2.0				1.9
	Loss from joint venture		(9.3)			9.3

	Income (loss) before income taxes	72.8	(22.2)	(9.3)		9.3	50.6
	Provision (benefit) for income taxes	20.4	(8.6)		a	(3.8)	8.0

	Net income (loss)	$52.4	$(13.6)	$(9.3)		$13.1	$42.6

	Net income (loss) per share
	Basic and diluted	$0.25	$(0.19)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Three Months Ended December 31, 2002
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$444.7	$22.9	$7.8		$(2.4)	$473.0
	Cost of sales	225.8	3.7	2.2		(1.4)	230.3

	Gross margin	218.9	19.2	5.6		(1.0)	242.7
	Selling, general and administrative	101.5	7.0	2.9			111.4
	Research, development and engineering	59.2	32.9	12.6		(1.4)	103.3
	Amortization of intangible assets		1.7				1.7
	Other special charges	24.3					24.3

	Operating income (loss)	33.9	(22.4)	(9.9)		0.4	2.0
	Loss on investments		(0.3)				(0.3)
	Interest income, net	3.0	4.7				7.7
	Other income (expense), net	2.5	0.6			(0.1)	3.0
	Loss from joint venture		(9.9)			9.9

	Income (loss) before income taxes	39.4	(27.3)	(9.9)		10.2	12.4
	Provision (benefit) for income taxes	10.2	(11.2)		a		(1.0)

	Net income (loss)	$29.2	$(16.1)	$(9.9)		$10.2	$13.4

	Net income (loss) per share
	Basic and diluted	$0.14	$(0.23)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Six Months Ended December 31, 2003
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$841.1	$36.6	$19.6		$(6.9)	$890.4
	Cost of sales	408.7	6.4	10.0		(3.9)	421.2

	Gross margin	432.4	30.2	9.6		(3.0)	469.2
	Selling, general and administrative	207.3	15.4	7.9			230.6
	Research, development and engineering	120.3	47.0	23.1		(3.1)	187.3
	Amortization of intangible assets		1.5				1.5
	Other special charges	(0.6)					(0.6)

	Operating income (loss)	105.4	(33.7)	(21.4)		0.1	50.4
	Gain (loss) on investments, net	7.5	(0.5)				7.0
	Interest income, net	6.2	5.8			(0.1)	11.9
	Other income (expense), net	0.1	0.9				1.0
	Loss from joint venture		(21.4)			21.4

	Income (loss) before income taxes	119.2	(48.9)	(21.4)		21.4	70.3
	Provision (benefit) for income taxes	33.4	(19.1)		a	(2.6)	11.7

	Net income (loss)	$85.8	$(29.8)	$(21.4)		$24.0	$58.6

	Net income (loss) per share
	Basic and diluted	$0.41	$(0.41)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Six Months Ended December 31, 2002
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$840.6	$46.5	$10.8		$(7.6)	$890.3
	Cost of sales	419.1	7.1	4.6		(5.6)	425.2

	Gross margin	421.5	39.4	6.2		(2.0)	465.1
	Selling, general and administrative	199.8	14.0	5.7			219.5
	Research, development and engineering	120.2	65.5	23.7		(2.8)	206.6
	Amortization of intangible assets		4.4				4.4
	Other special charges	24.3					24.3

	Operating income (loss)	77.2	(44.5)	(23.2)		0.8	10.3
	Loss on investments		(0.3)				(0.3)
	Interest income, net	6.2	9.9				16.1
	Other income (expense), net	3.5	(2.6)				0.9
	Loss from joint venture		(23.2)			23.2

	Income (loss) before income taxes	86.9	(60.7)	(23.2)		24.0	27.0
	Provision (benefit) for income taxes	23.5	(24.9)		a	2.9	1.5

	Income (loss) from continuing operations	63.4	(35.8)	(23.2)		21.1	25.5
	Loss from discontinued operations, net of income taxes	(16.4)					(16.4)

	Net income (loss)	$47.0	$(35.8)	$(23.2)		$21.1	$9.1

	Income (loss) from continuing operations per share
	Basic and diluted	$0.30	$(0.50)
	Loss from discontinued operations per share
	Basic and diluted	$(0.08)	$—
	Net income (loss) per share
	Basic and diluted	$0.22	$(0.50)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.